Exhibit 12(a)(4)
Adopted September 12, 2003
The China Fund, Inc.
Proxy Voting Policy and Procedures
The Board of Directors of The China Fund, Inc. (the “Fund”) hereby adopts the following policy and procedures with respect to voting proxies relating to Fund securities managed by Martin Currie Inc. and Asian Direct Capital Management (the “Listed Investment Manager” and the “Direct Investment Manager”, respectively and the “Investment Managers”, collectively).
I. Policy
It is the policy of the Board of Directors of the Fund (the “Board”) to delegate the responsibility for voting proxies relating to securities held by the Fund to the Investment Managers as a part of the Managers’ general management of the Fund’s assets, subject to the Board’s continuing oversight. The Board of Directors of the Fund hereby delegates such responsibility to the Investment Managers, and directs each Investment Manager to vote proxies relating to Fund portfolio securities managed by the Investment Manager consistent with the duties and procedures set forth below. The Investment Managers may retain one or more vendors to review, monitor and recommend how to vote proxies in a manner consistent with the duties and procedures set forth below, to ensure such proxies are voted on a timely basis and to provide reporting and/or record retention services in connection with proxy voting for the Fund.
II. Fiduciary Duty
The right to vote a proxy with respect to securities held by the Fund is an asset of the Fund. Each Investment Manager, to which authority to vote on behalf of the Fund is delegated, acts as a fiduciary of the Fund and must vote proxies in a manner consistent with the best interest of the Fund and its shareholders. In discharging this fiduciary duty, each Investment Manager must maintain and adhere to its policies and procedures for addressing conflicts of interest and must vote in a manner substantially consistent with its policies, procedures and guidelines, as presented to the Board.
III. Procedures
The following are the procedures adopted by the Board for the administration of this policy:
A. Review of Investment Managers’ Proxy Voting Procedures. The Investment Managers shall present to the Board their policies, procedures and other guidelines for voting proxies at least annually, and must notify the Board promptly of material changes to any of these documents, including changes to policies addressing conflicts of interest.
B. Voting Record Reporting. Each Investment Manager shall provide the voting record information necessary for the completion and filing of Form-NPX to the Fund at least annually. Such voting record information shall be in a form acceptable to the

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Adopted September 12, 2003
Fund and shall be provided at such time(s) as are required for the timely filing of Form-NPX and at such additional time(s) as the Fund and the Investment Manager may agree from time to time. With respect to those proxies that an Investment Manager has identified as involving a conflict of interest[1], the Investment Manager shall submit a separate report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy.
C. Record Retention. The each Investment Manager shall maintain such records with respect to the voting of proxies as may be required by the Investment Advisers Act of 1940 and the rules promulgated thereunder or by the Investment Company Act of 1940 and the rules promulgated thereunder.
D. Conflicts of Interest. Any actual or potential conflicts of interest between or an Investment Manager and the Fund’s shareholders arising from the proxy voting process will be addressed by the relevant Investment Manager and the Investment Manager’s application of its proxy voting procedures pursuant to the delegation of proxy voting responsibilities to the Investment Manager. In the event that the Investment Manager notifies the officer(s) of the Fund that a conflict of interest cannot be resolved under the Investment Manager’s Proxy Voting Procedures, such officer(s) are responsible for notifying the Chairman of the Board of the Fund of the irreconcilable conflict of interest and assisting the Chairman with any actions he determines are necessary.
IV. Revocation
The delegation by the Board of the authority to vote proxies relating to securities of the Fund is entirely voluntary and may be revoked by the Board, in whole or in part, at any time.
V. Annual Filing
The Fund shall file an annual report of each proxy voted with respect to securities of the Fund during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.2

[1]	As it is used in this document, the term “conflict of interest” refers to a situation in which the Investment Managers or affiliated persons of the Investment Managers have a financial interest in a matter presented by a proxy other than the obligation they incur as Investment Managers to the Fund which could potentially compromise the Investment Managers’ independence of judgment and action with respect to the voting of the proxy.

[2]	The Fund must file its first report on Form N-PX not later than August 31, 2004, for the twelve-month period beginning July 1, 2003, and ending June 30, 2004.

2

Adopted September 12, 2003
VI. Disclosures
     A. The Fund shall include in its annual report filed on Form N-CSR:
1. a description of this policy and of the policies and procedures used by the Fund and the Investment Managers to determine how to vote proxies relating to portfolio securities or copies of such policies and procedures; and
2. a statement disclosing that a description of the policies and procedures used by or on behalf of the Fund to determine how to vote proxies relating to securities of the Fund is available without charge, upon request, by calling the Fund’s toll-free telephone number; through a specified Internet address, if applicable; and on the SEC’s website; and
3. a statement disclosing that information regarding how the Fund voted proxies relating to Fund securities during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Fund’s toll-free telephone number; or through a specified Internet address; or both; and on the SEC’s website.
VII. Review of Policy
The Board shall review from time to time this policy to determine its sufficiency and shall make and approve any changes that it deems necessary from time to time.
Adopted: September 12, 2003

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MARTIN CURRIE INC — STATEMENT OF POLICIES AND PROCEDURES
July 2011
PROXY VOTING POLICIES AND PROCEDURES

For the avoidance of doubt, for the purposes of the application of Martin Currie’s Policies and Procedures, including this Policy, any reference to ‘employee’ includes any contract staff (including Secondees under our Joint Venture relationship) and employees of other companies within our group including MC China Ltd and Heartland Capital Investment Consulting Company (Shanghai) Limited (the “Employees”).
REQUIREMENT
As a registered investment adviser, Martin Currie, Inc. (“Martin Currie”, “the Firm”, “we” or “us”) has adopted these policies and procedures, which are intended to ensure that we exercise voting rights in the best interests of our clients (“Clients”).
We believe that good governance of the companies in which we invest is an essential part of creating shareholder value and investment performance for our clients. As part of our investment process, we take into account the attitudes of management and boards of directors on corporate governance issues when deciding whether to invest in a company. A fundamental ethical principle of Martin Currie is to pay due regard to the interests of its Clients; in this context, we recognize that we must exercise voting rights in the best interests of our clients.
Martin Currie is a global investment manager and invests significantly in emerging markets. It should be noted that protection for shareholders may vary significantly from jurisdiction to jurisdiction, and in some cases may be substantially less than in the UK, the US or other developed countries.
This statement is intended to comply with Rule 206(4)-6 under the Investment Advisers Act of 1940. It sets forth the policy and procedures of the Firm for voting proxies for our Clients, including investment companies registered under the Investment Company Act of 1940, as amended, except where such Clients require different standards to the voting of proxies to be applied on their behalf.
PROXY VOTING POLICY
Our proxy voting is carried out by ISS, an independent third party who votes on the basis of their research and according to ISS/NAPF guidelines agreed with Martin Currie. (“NAPF” stands for National Association of Pension Funds). These guidelines are reviewed by Martin Currie at least annually to ensure they continue to be an appropriate basis for our proxy voting.
It is the general policy of these guidelines to support the management of the companies in which Martin Currie invests. However, Martin Currie reserves the right to depart from these guidelines to protect our Clients’ best interests. Where we wish to vote contrary to the guidelines, we instruct ISS to do so and retain evidence to explain why.
Elections of Directors
In many instances, election of directors is a routine voting issue. Unless there is a contest for seats on the board or we determine that there are other compelling reasons for withholding votes for directors, we will typically vote in favour of the management proposed slate of directors. Reasons for not voting in favour may include:
è	the election of insiders or affiliated outsiders would cause the board not to be deemed independent;

è	Directors have adopted a ‘poison pill’ without shareholder approval since the company’s last annual meeting and there is no requirement to put the pill to shareholder vote within 12 months of its adoption;

è	Directors have failed to address the issue(s) that resulted in any of the directors receiving fewer than 50% of votes out of those cast at the previous board election; and

è	where directors have failed to act on key issues, such as failure to submit a rights plan to a shareholder vote, failure to act on tender offers where a majority of shareholders have tendered their shares or failure to respond to shareholder actions that have received significant shareholder support.
Note that the preceding list is not exhaustive.

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Appointment of Auditors
The selection of an independent accountant to audit a company’s financial statements is generally a routine business matter. Martin Currie believes that management remains in the best position to choose the accounting firm and will generally support management’s recommendation. In some circumstances, there would be exceptions to this, for example, where the auditor has a financial interest in the company and is therefore not independent. Voting would be on a case-by-case basis on shareholder proposals asking for rotation of an auditor firm. This would take into account the following factors:
è	the tenure of the audit firm;

è	the establishment and disclosure of a renewal process whereby the auditor is regularly evaluated for both audit quality and competitive price;

è	the length of the rotation period; and

è	significant audit-related issues.
Changes in Capital Structure
Changes in a company’s charter, articles of incorporation or by-laws are often technical and administrative in nature. Martin Currie will generally cast its votes in accordance with the company’s management on such proposals but this will be considered on a case-by-case basis.
Corporate Restructurings, Mergers and Acquisitions
Martin Currie will vote reorganizations / restructurings on a case-by-case basis, taking account of such features as the fairness opinion, pricing, strategic rationale, and the negotiating process.
Corporate Governance
Martin Currie recognizes the importance of good corporate governance in ensuring that management and the board of directors fulfil their obligations to the shareholders. We generally favour proposals promoting transparency and accountability within a company.
Responsible Investment
Martin Currie recognizes the importance of supporting sound and responsible policies in relation to social, political and environmental issues. However, in the interests of shareholders, we reserve the right to vote against proposals that are unduly burdensome or result in unnecessary and excessive costs to the company. We may vote against or abstain from voting on social proposals that do not have a readily determinable financial impact on shareholder value. Our policy on Responsible Investment sets out more detail on our approach to these issues.
Executive Compensation
Directors’ remuneration should be a fair reflection of individual and corporate success. In considering whether an individual remuneration package is fair, we consider the nature of the job, including its size and complexity, its comparability with similar jobs, the skills required and the performance of the jobholder. We are cautious about the use of survey comparisons, which can lead to increased pay without improved performance. We strongly support deferred remuneration schemes for directors and employees that align their interests with those of shareholders. Where schemes have performance hurdles we believe that these should be relevant, realistic and challenging.
PROXY VOTING PROCEDURES
ISS is responsible for voting on behalf of the Firm according to the ISS/NAPF guidelines. Investment managers are responsible for ensuring that, where they wish to vote contrary to these guidelines, they inform the Middle Office team. The Middle Office team will inform ISS of how we wish to vote in each specific instance. Middle Office is responsible for ensuring that full and adequate records of proxy voting are retained, including the investment manager’s rationale for voting contrary to the guidelines.
The Middle office team is responsible for undertaking the due diligence for selecting and maintaining ISS as its preferred third party service provider.
Review of Proxy Voting Procedures
The Chief Compliance Officer will ensure that an annual review of this policy is carried out. The Risk & Compliance team, overseen by the Chief Compliance Officer, also consider specific proxy voting matters as and when deemed necessary.
Conflicts of Interest

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Martin Currie recognizes that there is a potential conflict of interest when we vote for a proxy solicited by a company with which we have any material business or personal relationship. In this context, the Portfolio Manager has a duty to disclose to Risk & Compliance any potential actual or apparent material conflict of interest known relating to a proxy vote. Generally, conflict is unlikely to arise if the vote is in accordance with the ISS/NAPF guidelines. However, if an investment manager wishes to vote contrary to the guidelines in relation to a company with which we have any material business or personal relationship, the matter must be referred to the Risk & Compliance team for independent consideration
We would consider a potential material conflict of interest to exist where Martin Currie (or relevant staff) has a material personal or business relationship with the proponent, issuer or other relevant participants (e.g. directors) in the proxy proposal.
In the event of a potential material conflict of interest, the Firm will (i) vote such proxy according to the specific recommendation of ISS; (ii) abstain; or (iii) request that the Client votes such proxy. All such instances shall be formally approved by the Risk & Compliance team, taking into consideration the ? what action is appropriate in the specific circumstances and in the interest of the Client(s).
Material conflict of interest includes, for example, the Portfolio Manager is aware of a material business relationship between the issuer and a Martin Currie affiliate.
The Middle Office team, as part of its annual due diligence, review the processes and controls adopted by ISS to manage potential material conflicts of interest it may face when performing the responsibilities delegated to it by the Client.
‘Share Blocking’
Proxy voting in certain countries requires ‘share blocking’. That is, shareholders wishing to vote their proxies must deposit their shares shortly before the date of the meeting (usually one-week) with a designated depositary. During this blocking period, shares that will be voted at the meeting cannot be sold until the meeting has taken place and the shares are returned to the shareholders’ custodian banks. Martin Currie has determined that the value of exercising the vote does not usually outweigh the detriment of not being able to transact in the shares during this period. Accordingly, if share blocking is required we are likely to abstain from voting those shares.
China
Votes on shares in Chinese markets are subject to a different process to that outlined above. Portfolio managers are responsible for communicating their voting intentions to our Middle Office team. However, the increased use of P-Note access products means that the level of direct equity ownership (carrying voting rights) is minimal. There are also jurisdictional reasons that reduces the number of China A shares on which we vote; for example, voting can frequently only happen “in person” and it is not always practical to travel to the region of residence of the company. Any Chinese investment with a listing outside of China is subject to our standard proxy voting procedure through ISS.
Stock Lending
Where securities are on loan and we judge a vote to be material, we may recall that stock where we have been informed of the loan and have the discretion and are able to make a recall in order to cast a proxy vote. In circumstances where it is not possible or practical to assess the materiality or where it is not possible to recall the security (e.g. where the events subject to voting are not communicated by the company in sufficient time) no votes will be cast.
Martin Currie may utilize third party service providers to assist it in identifying and evaluating whether an event is material, and to assist it in recalling loaned securities for proxy voting purposes.
Proxy Voting Records
Clients may obtain information on how the Martin Currie voted with respect to their proxies by contacting our Client Services team at Martin Currie, Inc., Saltire Court, 20 Castle Terrace, Edinburgh, Scotland, EH1 2ES, tel. 011-44-131-229-5252, fax 011-44-131-222-2527, email Clientservices@martincurrie.com. Voting records are also available on our website at www.martincurrie.com/aboutus/stewardship
A summary of the proxy voting procedure is contained in our Form ADV Part 2, which is made available to all Clients at least annually.
Martin Currie has a specific recordkeeping policy which describes in greater detail the recordkeeping process as it applies to proxy voting.

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Martin Currie is a signatory to the UK Stewardship Code (“the Code”). The Code aims to enhance the quality of engagement between institutional investors and companies to help improve long-term returns to shareholders and the efficient exercise of governance responsibilities by setting out good practice on engagement with investee companies. In accordance with the provisions of the Code and our Corporate Governance policy, cumulative proxy voting records are published quarterly on our website. This disclosure does not contain voting records for individual clients. Specific voting records for each client are available to those clients at any time upon request.
Amended: May 2008
Amended: July 2009
Amended: June 2010
Amended: November 2010
Reviewed: July 2011

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JSS
An MSCI Brand

2011 International Proxy Voting Guidelines Summary
March 25, 2011

Institutional Shareholder Services Inc.
Copyright © 2011 by ISS
www.issgovernance.com

ISS’ 2011 International Proxy Voting Guidelines Summary
Effective for Meetings on or after Feb. 1, 2011
Published March, 25, 2011
The following is a condensed version of the proxy voting recommendations contained in ISS’ International Proxy Voting Manual. Note that markets covered in this document exclude the US, Canada, Western European markets, Australia, New Zealand, and China, which are presented separately. In addition, ISS has country- and market-specific policies, which are not captured below.
Table of Contents

DISCLOSURE/DISCLAIMER	4

1. OPERATIONAL ITEMS	5
Financial Results/Director and Auditor Reports	5
Appointment of Auditors and Auditor Fees	5
Appointment of Internal Statutory Auditors	5
Allocation of Income	5
Amendments to Articles of Association	6
Change in Company Fiscal Term	6
Lower Disclosure Threshold for Stock Ownership	6
Amend Quorum Requirements	6
Transact Other Business	6

2. BOARD OF DIRECTORS	7
Director Elections	7
ISS Classification of Directors — International Policy 2011	8
Contested Director Elections	9
Discharge of Directors	9
Director, Officer, and Auditor Indemnification and Liability Provisions	10
Board Structure	10

3. CAPITAL STRUCTURE	11
Share Issuance Requests	11
General Issuances	11
Specific Issuances	11
Increases in Authorized Capital	11
Reduction of Capital	11
Capital Structures	11
Preferred Stock	12
Debt Issuance Requests	12
Pledging of Assets for Debt	12
Increase in Borrowing Powers	12
Share Repurchase Plans	12
Reissuance of Repurchased Shares	13
Capitalization of Reserves for Bonus Issues/Increase in Par Value	13

4. COMPENSATION	14
Compensation Plans	14
Director Compensation	14

2011 ISS International Proxy Voting Guidelines Summary	- 2 -

5. OTHER ITEMS	15
Reorganizations/Restructurings	15
Mergers and Acquisitions	15
Mandatory Takeover Bid Waivers	15
Reincorporation Proposals	15
Expansion of Business Activities	15
Related-Party Transactions	16
Antitakeover Mechanisms	16
Shareholder Proposals	16

2011 ISS International Proxy Voting Guidelines Summary	- 3 -

Disclosure/Disclaimer
This document and all of the information contained in it, including without limitation all text, data, graphs, and charts (collectively, the “Information”) is the property of Institutional Shareholder Services Inc. (“ISS”), its subsidiaries, or, in some cases third party suppliers.
The Information has not been submitted to, nor received approval from, the United States Securities and Exchange Commission or any other regulatory body. None of the Information constitutes an offer to sell (or a solicitation of an offer to buy), or a promotion or recommendation of, any security, financial product or other investment vehicle or any trading strategy, and ISS does not endorse, approve or otherwise express any opinion regarding any issuer, securities, financial products or instruments or trading strategies.
The user of the Information assumes the entire risk of any use it may make or permit to be made of the Information.
ISS MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE INFORMATION AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, TIMELINESS, NON-INFRINGEMENT, COMPLETENESS, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) WITH RESPECT TO ANY OF THE INFORMATION.
Without limiting any of the foregoing and to the maximum extent permitted by law, in no event shall ISS have any liability regarding any of the Information for any direct, indirect, special, punitive, consequential (including lost profits) or any other damages even if notified of the possibility of such damages. The foregoing shall not exclude or limit any liability that may not by applicable law be excluded or limited.

2011 ISS International Proxy Voting Guidelines Summary	- 4 -

1. Operational Items
Financial Results/Director and Auditor Reports
Vote FOR approval of financial statements and director and auditor reports, unless:
•	There are concerns about the accounts presented or audit procedures used; or

•	The company is not responsive to shareholder questions about specific items that should be publicly disclosed.
Appointment of Auditors and Auditor Fees
Vote FOR the (re)election of auditors and/or proposals authorizing the board to fix auditor fees, unless:
•	There are serious concerns about the procedures used by the auditor;

•	There is reason to believe that the auditor has rendered an opinion, which is neither accurate nor indicative of the company’s financial position;

•	External auditors have previously served the company in an executive capacity or can otherwise be considered affiliated with the company;

•	Name of the proposed auditors has not been published;

•	The auditors are being changed without explanation; or

•	Fees for non-audit services exceed standard annual audit-related fees (only applies to companies on the MSCI EAFE index and/or listed on any country main index).
In circumstances where fees for non-audit services include fees related to significant one-time capital structure events (initial public offerings, bankruptcy emergencies, and spin-offs) and the company makes public disclosure of the amount and nature of those fees, which are an exception to the standard “non-audit fee” category, then such fees may be excluded from the non-audit fees considered in determining the ratio of non-audit to audit fees.
For concerns related to the audit procedures, independence of auditors, and/or name of auditors, ISS may recommend AGAINST the auditor (re)election. For concerns related to fees paid to the auditors, ISS may recommend AGAINST remuneration of auditors if this is a separate voting item; otherwise ISS may recommend AGAINST the auditor election.
Appointment of Internal Statutory Auditors
Vote FOR the appointment or (re)election of statutory auditors, unless:
•	There are serious concerns about the statutory reports presented or the audit procedures used;

•	Questions exist concerning any of the statutory auditors being appointed; or

•	The auditors have previously served the company in an executive capacity or can otherwise be considered affiliated with the company.
Allocation of Income
Vote FOR approval of the allocation of income, unless:

2011 ISS International Proxy Voting Guidelines Summary	- 5 -

•	The dividend payout ratio has been consistently below 30 percent without adequate explanation; or

•	The payout is excessive given the company’s financial position.
Stock (Scrip) Dividend Alternative
Vote FOR most stock (scrip) dividend proposals.
Vote AGAINST proposals that do not allow for a cash option unless management demonstrates that the cash option is harmful to shareholder value.
Amendments to Articles of Association
Vote amendments to the articles of association on a CASE-BY-CASE basis.
Change in Company Fiscal Term
Vote FOR resolutions to change a company’s fiscal term unless a company’s motivation for the change is to postpone its AGM.
Lower Disclosure Threshold for Stock Ownership
Vote AGAINST resolutions to lower the stock ownership disclosure threshold below 5 percent unless specific reasons exist to implement a lower threshold.
Amend Quorum Requirements
Vote proposals to amend quorum requirements for shareholder meetings on a CASE-BY-CASE basis.
Transact Other Business
Vote AGAINST other business when it appears as a voting item.

2011 ISS International Proxy Voting Guidelines Summary	- 6 -

2. Board of Directors
Director Elections
Vote FOR management nominees in the election of directors, unless:
•	Adequate disclosure has not been provided in a timely manner;

•	There are clear concerns over questionable finances or restatements;

•	There have been questionable transactions with conflicts of interest;

•	There are any records of abuses against minority shareholder interests; or

•	The board fails to meet minimum corporate governance standards.
Vote FOR individual nominees unless there are specific concerns about the individual, such as criminal wrongdoing or breach of fiduciary responsibilities.
Vote AGAINST individual directors if repeated absences at board meetings have not been explained (in countries where this information is disclosed).
Vote on a CASE-BY-CASE basis for contested elections of directors, e.g. the election of shareholder nominees or the dismissal of incumbent directors, determining which directors are best suited to add value for shareholders.
Vote FOR employee and/or labor representatives if they sit on either the audit or compensation committee and are required by law to be on those committees. Vote AGAINST employee and/or labor representatives if they sit on either the audit or compensation committee, if they are not required to be on those committees.
Under extraordinary circumstances, vote AGAINST or WITHHOLD from directors individually, on a committee, or the entire board, due to:
•	Material failures of governance, stewardship, or fiduciary responsibilities at the company; or

•	Failure to replace management as appropriate; or

•	Egregious actions related to the director(s)’ service on other boards that raise substantial doubt about his or her ability to effectively oversee management and serve the best interests of shareholders at any company.
[Please see the ISS International Classification of Directors on the following page.]

2011 ISS International Proxy Voting Guidelines Summary	- 7 -

ISS Classification of Directors — International Policy 2011
Executive Director
•	Employee or executive of the company;

•	Any director who is classified as a non-executive, but receives salary, fees, bonus, and/or other benefits that are in line with the highest-paid executives of the company.
Non-Independent Non-Executive Director (NED)
•	Any director who is attested by the board to be a non-independent NED;

•	Any director specifically designated as a representative of a significant shareholder of the company;

•	Any director who is also an employee or executive of a significant shareholder of the company;

•	Any director who is nominated by a dissenting significant shareholder, unless there is a clear lack of material [5] connection with the dissident, either currently or historically;

•	Beneficial owner (direct or indirect) of at least 10% of the company’s stock, either in economic terms or in voting rights (this may be aggregated if voting power is distributed among more than one member of a defined group, e.g., family members who beneficially own less than 10% individually, but collectively own more than 10%), unless market best practice dictates a lower ownership and/or disclosure threshold (and in other special market-specific circumstances);

•	Government representative;

•	Currently provides (or a relative[l] provides) professional services[2] to the company, to an affiliate of the company, or to an individual officer of the company or of one of its affiliates in excess of $10,000 per year;

•	Represents customer, supplier, creditor, banker, or other entity with which company maintains transactional/commercial relationship (unless company discloses information to apply a materiality test[3]);

•	Any director who has conflicting or cross-directorships with executive directors or the chairman of the company;

•	Relative[l] of a current employee of the company or its affiliates;

•	Relative[l] of a former executive of the company or its affiliates;

•	A new appointee elected other than by a formal process through the General Meeting (such as a contractual appointment by a substantial shareholder);

•	Founder/co-founder/member of founding family but not currently an employee;

•	Former executive (5 year cooling off period);

•	Years of service is generally not a determining factor unless it is recommended best practice in a market and/or in extreme circumstances, in which case it may be considered.[4]

•	Any additional relationship or principle considered to compromise independence under local corporate governance best practice guidance.
Independent NED
•	No material[5] connection, either directly or indirectly, to the company (other than a board seat) or the dissenting significant shareholder.
Employee Representative
•	Represents employees or employee shareholders of the company (classified as “employee representative” but considered a non-independent NED).
Footnotes:

[1]	“Relative” follows the definition of “immediate family members” which covers spouses, parents, children, stepparents, step-children, siblings, in-laws, and any person (other than a tenant or employee) sharing the household of any director, nominee for director, executive officer, or significant shareholder of the company.

2011 ISS International Proxy Voting Guidelines Summary	- 8 -

[2]	Professional services can be characterized as advisory in nature and generally include the following: investment banking/financial advisory services; commercial banking (beyond deposit services); investment services; insurance services; accounting/audit services; consulting services; marketing services; and legal services. The case of participation in a banking syndicate by a non-lead bank should be considered a transaction (and hence subject to the associated materiality test) rather than a professional relationship.

[3]	A business relationship may be material if the transaction value (of all outstanding transactions) entered into between the company and the company or organization with which the director is associated is equivalent to either 1 percent of the company’s turnover or 1 percent of the turnover of the company or organization with which the director is associated. OR, A business relationship may be material if the transaction value (of all outstanding financing operations) entered into between the company and the company or organization with which the director is associated is more than 10 percent of the company’s shareholder equity or the transaction value, (of all outstanding financing operations), compared to the company’s total assets, is more than 5 percent.

[4]	For example, in continental Europe, directors with a tenure exceeding 12 years will be considered non-independent. In the United Kingdom and Ireland, directors with a tenure exceeding nine years will be considered non-independent, unless the company provides sufficient and clear justification that the director is independent despite his long tenure.

[5]	For purposes of ISS’ director independence classification, “material” will be defined as a standard of relationship financial, personal or otherwise that a reasonable person might conclude could potentially influence one’s objectivity in the boardroom in a manner that would have a meaningful impact on an individual’s ability to satisfy requisite fiduciary standards on behalf of shareholders.
Contested Director Elections
For contested elections of directors, e.g. the election of shareholder nominees or the dismissal of incumbent directors, ISS will make its recommendation on a case-by-case basis, determining which directors are best suited to add value for shareholders.
The analysis will generally be based on, but not limited to, the following major decision factors:
•	Company performance relative to its peers;

•	Strategy of the incumbents versus the dissidents;

•	Independence of directors/nominees;

•	Experience and skills of board candidates;

•	Governance profile of the company;

•	Evidence of management entrenchment;

•	Responsiveness to shareholders;

•	Whether a takeover offer has been rebuffed;

•	Whether minority or majority representation is being sought.
When analyzing a contested election of directors, ISS will generally focus on two central questions: (1) Have the dissidents proved that board change is warranted? And (2) if so, are the dissident board nominees likely to effect positive change (i.e., maximize long-term shareholder value).
Discharge of Directors
Generally vote FOR the discharge of directors, including members of the management board and/or supervisory board, unless there is reliable information about significant and compelling controversies that the board is not fulfilling its fiduciary duties warranted by:

2011 ISS International Proxy Voting Guidelines Summary	- 9 -

•	A lack of oversight or actions by board members which invoke shareholder distrust related to malfeasance or poor supervision, such as operating in private or company interest rather than in shareholder interest; or

•	Any legal issues (e.g. civil/criminal) aiming to hold the board responsible for breach of trust in the past or related to currently alleged actions yet to be confirmed (and not only the fiscal year in question), such as price fixing, insider trading, bribery, fraud, and other illegal actions; or

•	Other egregious governance issues where shareholders will bring legal action against the company or its directors.
For markets which do not routinely request discharge resolutions (e.g. common law countries or markets where discharge is not mandatory), analysts may voice concern in other appropriate agenda items, such as approval of the annual accounts or other relevant resolutions, to enable shareholders to express discontent with the board.
Director, Officer, and Auditor Indemnification and Liability Provisions
Vote proposals seeking indemnification and liability protection for directors and officers on a CASE-BY-CASE basis.
Vote AGAINST proposals to indemnify external auditors.
Board Structure
Vote FOR proposals to fix board size.
Vote AGAINST the introduction of classified boards and mandatory retirement ages for directors.
Vote AGAINST proposals to alter board structure or size in the context of a fight for control of the company or the board.

2011 ISS International Proxy Voting Guidelines Summary	-10 -

3. Capital Structure
Share Issuance Requests
General Issuances
Vote FOR issuance requests with preemptive rights to a maximum of 100 percent over currently issued capital.
Vote FOR issuance requests without preemptive rights to a maximum of 20 percent of currently issued capital.
Specific Issuances
Vote on a CASE-BY-CASE basis on all requests, with or without preemptive rights.
Increases in Authorized Capital
Vote FOR non-specific proposals to increase authorized capital up to 100 percent over the current authorization unless the increase would leave the company with less than 30 percent of its new authorization outstanding.
Vote FOR specific proposals to increase authorized capital to any amount, unless:
•	The specific purpose of the increase (such as a share-based acquisition or merger) does not meet ISS guidelines for the purpose being proposed; or

•	The increase would leave the company with less than 30 percent of its new authorization outstanding after adjusting for all proposed issuances.
Vote AGAINST proposals to adopt unlimited capital authorizations.
Reduction of Capital
Vote FOR proposals to reduce capital for routine accounting purposes unless the terms are unfavorable to shareholders.
Vote proposals to reduce capital in connection with corporate restructuring on a CASE-BY-CASE basis.
Capital Structures
Vote FOR resolutions that seek to maintain or convert to a one-share, one-vote capital structure.
Vote AGAINST requests for the creation or continuation of dual-class capital structures or the creation of new or additional super voting shares.

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Preferred Stock
Vote FOR the creation of a new class of preferred stock or for issuances of preferred stock up to 50 percent of issued capital unless the terms of the preferred stock would adversely affect the rights of existing shareholders.
Vote FOR the creation/issuance of convertible preferred stock as long as the maximum number of common shares that could be issued upon conversion meets ISS guidelines on equity issuance requests.
Vote AGAINST the creation of a new class of preference shares that would carry superior voting rights to the common shares.
Vote AGAINST the creation of blank check preferred stock unless the board clearly states that the authorization will not be used to thwart a takeover bid.
Vote proposals to increase blank check preferred authorizations on a CASE-BY-CASE basis.
Debt Issuance Requests
Vote non-convertible debt issuance requests on a CASE-BY-CASE basis, with or without preemptive rights.
Vote FOR the creation/issuance of convertible debt instruments as long as the maximum number of common shares that could be issued upon conversion meets ISS guidelines on equity issuance requests.
Vote FOR proposals to restructure existing debt arrangements unless the terms of the restructuring would adversely affect the rights of shareholders.
Pledging of Assets for Debt
Vote proposals to approve the pledging of assets for debt on a CASE-BY-CASE basis.
Increase in Borrowing Powers
Vote proposals to approve increases in a company’s borrowing powers on a CASE-BY-CASE basis.
Share Repurchase Plans
Generally vote FOR market repurchase authorities (share repurchase programs) if the terms comply with the following criteria:
•	A repurchase limit of up to 10 percent of outstanding issued share capital (15 percent in UK/Ireland);

•	A holding limit of up to 10 percent of a company’s issued share capital in treasury (“on the shelf); and

•	A duration of no more than 5 years, or such lower threshold as may be set by applicable law, regulation or code of governance best practice.
Authorities to repurchase shares in excess of the 10 percent repurchase limit will be assessed on a case-by-case basis. ISS may support such share repurchase authorities under special circumstances, which are required to be publicly disclosed by

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the company, provided that, on balance, the proposal is in shareholders’ interests. In such cases, the authority must comply with the following criteria:
•	A holding limit of up to 10 percent of a company’s issued share capital in treasury (“on the shelf); and

•	A duration of no more than 18 months.
In markets where it is normal practice not to provide a repurchase limit, ISS will evaluate the proposal based on the company’s historical practice. However, ISS expects companies to disclose such limits and, in the future, may recommend a vote against companies that fail to do so. In such cases, the authority must comply with the following criteria:
•	A holding limit of up to 10 percent of a company’s issued share capital in treasury (“on the shelf); and

•	A duration of no more than 18 months.
In addition, ISS will recommend AGAINST any proposal where:
•	The repurchase can be used for takeover defenses;

•	There is clear evidence of abuse;

•	There is no safeguard against selective buybacks; and/or

•	Pricing provisions and safeguards are deemed to be unreasonable in light of market practice.
Reissuance of Repurchased Shares
Vote FOR requests to reissue any repurchased shares unless there is clear evidence of abuse of this authority in the past.
Capitalization of Reserves for Bonus Issues/Increase in Par Value
Vote FOR requests to capitalize reserves for bonus issues of shares or to increase par value.

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4. Compensation
Compensation Plans
Vote compensation plans on a CASE-BY-CASE basis.
Director Compensation
Vote FOR proposals to award cash fees to non-executive directors unless the amounts are excessive relative to other companies in the country or industry.
Vote non-executive director compensation proposals that include both cash and share-based components on a CASE-BY-CASE basis.
Vote proposals that bundle compensation for both non-executive and executive directors into a single resolution on a CASE-BY-CASE basis.
Vote AGAINST proposals to introduce retirement benefits for non-executive directors.

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5. Other Items
Reorganizations/Restructurings
Vote reorganizations and restructurings on a CASE-BY-CASE basis.
Mergers and Acquisitions
Vote CASE-BY-CASE on mergers and acquisitions taking into account the following:
For every M&A analysis, ISS reviews publicly available information as of the date of the report and evaluates the merits and drawbacks of the proposed transaction, balancing various and sometimes countervailing factors including:
•	Valuation — Is the value to be received by the target shareholders (or paid by the acquirer) reasonable? While the fairness opinion may provide an initial starting point for assessing valuation reasonableness, ISS places emphasis on the offer premium, market reaction, and strategic rationale.

•	Market reaction — How has the market responded to the proposed deal? A negative market reaction will cause ISS to scrutinize a deal more closely.

•	Strategic rationale — Does the deal make sense strategically? From where is the value derived? Cost and revenue synergies should not be overly aggressive or optimistic, but reasonably achievable. Management should also have a favourable track record of successful integration of historical acquisitions.

•	Conflicts of interest — Are insiders benefiting from the transaction disproportionately and inappropriately as compared to non-insider shareholders? ISS will consider whether any special interests may have influenced these directors and officers to support or recommend the merger.

•	Governance — Will the combined company have a better or worse governance profile than the current governance profiles of the respective parties to the transaction? If the governance profile is to change for the worse, the burden is on the company to prove that other issues (such as valuation) outweigh any deterioration in governance.
Vote AGAINST if the companies do not provide sufficient information upon request to make an informed voting decision.
Mandatory Takeover Bid Waivers
Vote proposals to waive mandatory takeover bid requirements on a CASE-BY-CASE basis.
Reincorporation Proposals
Vote reincorporation proposals on a CASE-BY-CASE basis.
Expansion of Business Activities
Vote FOR resolutions to expand business activities unless the new business takes the company into risky areas.

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Related-Party Transactions
In evaluating resolutions that seek shareholder approval on related party transactions (RPTs), vote on a case-by-case basis, considering factors including, but not limited to, the following:
•	The parties on either side of the transaction;

•	The nature of the asset to be transferred/service to be provided;

•	The pricing of the transaction (and any associated professional valuation);

•	The views of independent directors (where provided);

•	The views of an independent financial adviser (where appointed);

•	Whether any entities party to the transaction (including advisers) is conflicted; and

•	The stated rationale for the transaction, including discussions of timing.
If there is a transaction that ISS deemed problematic and that was not put to a shareholder vote, ISS may recommend against the election of the director involved in the related-party transaction or the full board.
Antitakeover Mechanisms
Generally vote AGAINST all antitakeover proposals, unless they are structured in such a way that they give shareholders the ultimate decision on any proposal or offer.
Shareholder Proposals
Vote all shareholder proposals on a CASE-BY-CASE basis.
Vote FOR proposals that would improve the company’s corporate governance or business profile at a reasonable cost.
Vote AGAINST proposals that limit the company’s business activities or capabilities or result in significant costs being incurred with little or no benefit.

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